                                                                     Exhibit 2.1

                                                               Execution Version

================================================================================

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                          EASTPOINT TECHNOLOGIES, LLC,

                                       AND

                              EP ACQUISITION CORP.

                           CLOSING DATE JUNE 18, 2004

================================================================================

                                TABLE OF CONTENTS

                                                                                   PAGE
1   DEFINITIONS.................................................................    1
2   SALE OF ASSETS; CLOSING.....................................................    4
    2.1.  Sale of Assets........................................................    4
    2.2.  Consideration.........................................................    5
    2.3.  Net Current Assets Adjustment to Purchase Price.......................    5
    2.4.  Accounts Receivable Adjustment to Purchase Price......................    6
    2.5.  Buyer's Assumption of Liabilities.....................................    7
    2.6.  Closing...............................................................    7
    2.7.  Deliveries by Seller at Closing.......................................    7
    2.8.  Deliveries by Buyer at Closing........................................    8
3   REPRESENTATIONS AND WARRANTIES OF SELLER....................................    9
    3.1.  Organization and Power................................................    9
    3.2.  Authorization.........................................................    9
    3.3.  No Conflict...........................................................    9
    3.4.  Title to Purchased Assets.............................................    9
    3.5.  Condition of Purchased Assets.........................................   10
    3.6.  Financial Statements..................................................   10
    3.7.  Accounts Receivable; Credits..........................................   10
    3.8.  Pre-Bill..............................................................   10
    3.9.  Litigation............................................................   10
    3.10. Compliance with Law...................................................   10
    3.11. Absence of Undisclosed Liabilities....................................   11
    3.12. Absence of Certain Changes............................................   11
    3.13. Contracts.............................................................   12
    3.14. Intellectual Property.................................................   12
    3.15. Real Property.........................................................   14
    3.16. Environmental Matters.................................................   15
    3.17. Labor; ERISA..........................................................   15
    3.18. Taxes.................................................................   16
    3.19. Capitalization; Relationships with Related Persons....................   16
    3.20. Brokers...............................................................   17
    3.21. Insurance.............................................................   17
    3.22. Powers of Attorney....................................................   17
    3.23. Debt..................................................................   17
    3.24. Solvency..............................................................   17
    3.25. Statements not Misleading.............................................   17
4   REPRESENTATIONS AND WARRANTIES OF BUYER.....................................   18
    4.1.  Organization and Power of Buyer.......................................   18
    4.2.  Authorization; Shares Duly Issued.....................................   18
    4.3.  No Conflict...........................................................   18
    4.4.  Brokers' Fees.........................................................   18
    4.5.  Litigation and Claims.................................................   18
    4.6.  Regulatory Approvals..................................................   18

    4.7.  Consummation of Transaction...........................................   18
    4.8.  License and Permits...................................................   18
5   COVENANTS...................................................................   19
    5.1.  Further Assurances....................................................   19
    5.2.  Covenants not to Compete..............................................   19
    5.3.  Use of Names..........................................................   22
    5.4.  Passage of Title and Risk of Loss.....................................   22
    5.5.  Transfer of Goodwill and Business.....................................   22
    5.6.  Expenses; Transfer Taxes..............................................   22
    5.7.  Taxes.................................................................   22
    5.8.  Employment Matters....................................................   23
    5.9.  Members Have No Liability Under the Agreement.........................   23
    5.10. Continuing Availability and Usage of Services; Contingent Payment.....   23
    5.11. Use of Proceeds.......................................................   25
6   INDEMNIFICATION.............................................................   24
    6.1.  Indemnified Losses....................................................   24
    6.2.  Indemnification By Seller.............................................   24
    6.3.  Indemnification By Buyer..............................................   25
    6.4.  Third Party Claims Against Buyer......................................   25
    6.5   Third Party Claims Against Seller.....................................   25
    6.6.  Procedures............................................................   25
    6.7.  Limitations on Indemnification By Seller..............................   27
    6.8.  Set-Off...............................................................   27
    6.9.  Survival..............................................................   27
    6.10. Exclusive Remedy......................................................   27
7   MISCELLANEOUS...............................................................   28
    7.1.  Notices...............................................................   28
    7.2.  Entire Agreement......................................................   29
    7.3.  Counterparts..........................................................   29
    7.4.  Parties in Interest; Assignment.......................................   29
    7.5.  Governing Law.........................................................   29
    7.6.  Schedules and Headings................................................   29
    7.7.  Amendment.............................................................   29
    7.8.  Waiver................................................................   29
    7.9   Press Release.........................................................   31
    7.10  Liability For Failure to Obtain Third Party Consents..................   31
    7.11  Acknowledgement.......................................................   31

EXHIBITS AND SCHEDULES

Exhibit A   --  Escrow Agreement
Exhibit B   --  Opinion of Counsel to Seller
Exhibit C   --  Bill of Sale, Assignment and Conveyance
Exhibit D   --  Form of Lease Assignments
Exhibit E   --  Non-Competition Agreement
Exhibit F   --  Buyer's Standard NDA/Invention Assignment Agreement
Exhibit G   --  Assumption of Liabilities

Schedule 1A          --      Assumed Liabilities
Schedule 1B          --      Purchased Assets
Schedule 2.4(a)      --      Adjusted Accounts Receivable
Schedule 3.3         --      Consents, Etc.
Schedule 3.4         --      Title to Purchased Assets
Schedule 3.6         --      Reference Date Balance Sheet
Schedule 3.7         --      Customer Credits
Schedule 3.13        --      Contracts
Schedule 3.14        --      Intellectual Property
Schedule 3.15        --      Real Property
Schedule 3.17        --      Labor; ERISA
Schedule 3.20        --      Brokers
Schedule 3.21        --      Insurance
Schedule 3.23        --      Debt
Schedule 5.10(a)     --      Continuation of Services
Schedule 5.10(b)     --      Specified Customer

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of June 18, 2004, by and among EASTPOINT TECHNOLOGIES, LLC, a limited liability company formed under the laws of the State of Delaware ("Seller") and EP ACQUISITION CORP., a corporation incorporated under the laws of the State of Delaware ("Buyer") (collectively, the "parties").

                                    RECITALS

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Purchased Assets (as defined below) upon the terms and conditions of this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Accounts Receivable" shall mean (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

      "Assumed Liabilities" shall mean only the duties, liabilities or obligations of Seller, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Seller, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by Seller in connection with this transaction; (iii) any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A; (iv) any liabilities related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Seller, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations; (v) any and all liability related to Seller's Real Property except those obligations and liabilities resulting from the Lease Assignments; (vi) any litigation pending against Seller; and (vii) any warranty liability to Seller's customers, including any liability arising out of or relating to any breach by Seller of any obligation to a customer that occurred prior to the Closing.

      "Business" shall mean the business of developing, marketing and providing data processing services to banks, including, without limitation, the licensing of Seller's "EastPoint Enterprise Banking System" software product and related services.

      "Closing" shall mean the consummation of the purchase and sale transaction described herein.

      "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.4.

      "Current Assets" shall mean all assets listed as current assets on the Reference Date Balance Sheet, including without limitation, Accounts Receivable.

      "Current Liabilities" shall mean all liabilities listed as current liabilities on the Reference Date Balance Sheet, including without limitation, trade accounts payable.

      "Debt", as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person's assets or property, whether or not the obligations have assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

      "Excluded Assets" shall mean those items listed as such on Schedule 1B hereto.

      "Financial Statements" shall have the meaning assigned to it in Section
3.6.

      "GAAP" shall mean United States generally accepted accounting principles consistently applied.

      "Governmental Entity" shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

      "Knowledge" - an individual will be deemed to have "Knowledge" of a fact or other matter if:

      (a) such individual is actually aware of that fact or matter; or

      (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

      Seller will be deemed to have "Knowledge" of a particular fact or other matter if Danny Jett or Larry Shelly (the "Listed Persons") and/or any other individual who is serving or who has at any time since May 31, 2004 been or served as a manager, director or officer of Seller (or in any similar capacity, including, without limitation, as a member of Seller's Executive Committee (sometimes referred to by Seller as Seller's Board of Directors)) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above with respect to a Listed Person, or as set forth in (a) above, but not (b) above, as to others).

      "Leases" shall mean the following leases: (i) that certain Lease Agreement dated December 30, 2003 between Seller and North Star Bank for premises located at 4661 N. Highway 61, White Bear Lake, Minnesota; and (ii) that certain Full Service Lease Agreement dated August 7, 1996 by and among Stuart J. Steele and Harold R. Butler, Jr. or EastPoint Properties, Inc. and Marshall & Ilsley Corporation, through EP Acquisition Corp., as assigned to Seller by that certain Assignment and Assumption of Lease dated June 29, 2001 by and between Seller and M&I EastPoint Technology, Inc. (f/k/a EP Acquisition Corp.), and as extended by that certain Full Service Lease Extension dated April 26, 2004 between Stuart J. Steele and Seller, for premises located at 426 South River Road, Bedford, New Hampshire.

      "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

      "Material Adverse Effect" means any circumstance, change in, or effect on, the Business or the Seller that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Seller or the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by the Seller, or (c) could impair the ability of Seller to consummate the transactions contemplated by this Agreement.

      "Members" shall have the meaning assigned to it in Section 5.9.

      "Net Current Assets" shall mean the amount of Current Assets included in the Purchased Assets minus the amount of Current Liabilities included in the Assumed Liabilities.

      "Permitted Liens" shall have the meaning assigned to it in Section 3.4.

      "Person" means any legal person, including, without limitation, any natural person, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

      "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and includes the cash consideration payable pursuant to Section 2.2(a), the Primary Escrow Funds payable pursuant to Section 2.2(b) and the Contingency Escrow Funds payable pursuant to Section 2.2(c).

      "Purchased Assets" shall mean all of Seller's property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation those items identified on
Schedule 1B, but excluding the Excluded Assets.

      "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller.

      "Reference Date" shall mean May 31, 2004.

      "Reference Date Balance Sheet" shall mean the unaudited balance sheet for Seller as of the Reference Date.

      "Related Person" shall mean any officer, manager, member, employee or consultant of Seller or any holder of any class of membership interests of Seller or any member of the immediate family of any such officer, manager, member, employee or consultant or any entity controlled by any such officer, manager, member, employee or consultant.

      "Returns" shall have the meaning assigned to it in Section 3.18.

      "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

                                    ARTICLE 2

                             SALE OF ASSETS; CLOSING

      SECTION 2.1. SALE OF ASSETS. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Permitted Liens), good and marketable title to all of the Purchased Assets. It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to Buyer as a going concern with all of the assets, properties and rights used in or required for the operation and conduct of the Business as of the Closing Date except for the Excluded Assets.

      SECTION 2.2. CONSIDERATION. The Purchase Price shall be Seven Million Dollars ($7,000,000), subject to any adjustments set forth in this Agreement. Buyer shall pay the Purchase Price by delivery in the following manner:

      (a) $5,750,000 in cash by wire transfer at Closing to Seller;

      (b) $900,000 (the "Primary Escrow Funds") in cash by wire transfer at Closing to U.S. Bank National Association (the "Escrow Agent"), to be held under an escrow agreement in substantially the form of Exhibit A (the "Escrow Agreement"), said Primary Escrow Funds to be paid to Seller on the two (2) year anniversary of the Closing Date in accordance with the Escrow Agreement, but subject to Buyer's rights to recover amounts from the Primary Escrow Funds on account of purchase price adjustments and indemnity claims on the terms and conditions described in Sections 2.3, 2.4 and 6.8 and the Escrow Agreement; and

      (c) $350,000 (the "Contingency Escrow Funds") in cash by wire transfer at Closing to the Escrow Agent, to be held under the Escrow Agreement, said Contingency Escrow Funds to be paid to Seller as provided in Section 5.10(b), but subject to Buyer's rights to recover the Contingency Escrow Funds as provided in Section 5.10(b) and the Escrow Agreement.

      SECTION 2.3. NET CURRENT ASSETS ADJUSTMENT TO PURCHASE PRICE.

      (a) Estimated Net Current Assets. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, and deliver to Seller a balance sheet of the Business and a statement of the Net Current Assets of the Business as of the Closing Date. As prepared by Buyer, this statement of the Net Current Assets shall be referred to as the "Estimated Net Current Assets." The Estimated Net Current Assets shall be prepared in accordance with GAAP.

      (b) Objection. The Estimated Net Current Assets shall be deemed accepted by Seller and binding unless Seller sends Buyer a written objection thereto within fifteen (15) days following Seller's receipt thereof. In the event that Seller delivers a timely written objection as aforesaid, and Buyer and Seller are unable to resolve such objection within fifteen (15) days after Buyer is notified of Seller's objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing jointly selected by Buyer and Seller (the "Accountants"). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. In the event that the parties are required to agree on the identity of the Accountants but are unable to do so, then the firm to be used shall be selected by lot from among the "Big 4" accounting firms having offices in the Hartford, Connecticut area, other than those firms which have had a material relationship with Buyer or Seller. The Estimated Net Current Assets proposed by Buyer, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller in accordance with this paragraph, shall constitute the "Final Net Current Assets" and shall be binding on the parties hereto. Buyer and Seller shall each pay their own expenses of preparing and analyzing the Estimated Net Current Assets and resolving objections thereto. The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer and Seller.

      (c) Access to Information. Solely in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets:

            (i) Buyer shall give Seller and its accountants reasonable access to the books and records of the Business, and shall cause employees of the Business to cooperate with them and provide them with all information reasonably requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

            (ii) Buyer and Seller, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets.

      (d) Final Net Current Assets. In the event that the Final Net Current Assets are less than $19,500 (the difference is referred to as a "Reduction in Net Current Assets"), Seller shall be liable for such difference as a reduction in the cash portion of the Purchase Price. Buyer shall be entitled to recover the amount of such Reduction in Net Current Assets from the Primary Escrow Funds, and, to the extent the Reduction in Net Current Assets exceeds the amount of the Primary Escrow Funds then available under the Escrow Agreement, Seller shall pay the difference to Buyer within (10) days after receipt of written demand therefor.

      SECTION 2.4. ACCOUNTS RECEIVABLE ADJUSTMENT TO PURCHASE PRICE.

      (a) Receivable Shortfall. Buyer and Seller agree that the Purchase Price payable to Seller shall be reduced to the extent that the Adjusted Accounts Receivable (hereinafter defined) have not been collected by Buyer, net of an aggregate bad debt reserve of $50,000, within ninety (90) days following the Closing Date (the "Collection Period"). For purposes of this Agreement, "Adjusted Accounts Receivable" shall mean all Accounts Receivable except those which are, as of the Closing Date (i) disputed, (ii) subject to pending (or to the best of Seller's Knowledge) threatened litigation; or (iii) older than ninety (90) days.

      (b) Adjustment to Purchase Price. Within sixty (60) days following the end of the Collection Period, Buyer shall prepare and furnish to Seller a statement setting forth the Adjusted Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from Seller to Buyer pursuant to Section 2.4(a) (a "Receivable Shortfall"). Seller shall be liable for the Receivable Shortfall. Buyer shall be entitled to recover the Receivable Shortfall from the Primary Escrow Funds and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Primary Escrow Funds then available under the Escrow Agreement, Seller shall pay the difference to Buyer within (10) days after receipt of written demand therefor.

      (c) Collection of Adjusted Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with its usual and customary collection practices to collect the Adjusted Accounts Receivable and take other action reasonably requested by Seller to collect the Adjusted Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation. After the end of the Collection Period, Buyer shall continue with such collection efforts as are reasonable with respect to Adjusted Accounts Receivable not collected during the Collection Period, provided that such efforts may take into account the aging of such uncollected Adjusted Accounts Receivable and Buyer shall not be obligated to resort to litigation. Any amounts received by Buyer on account of Adjusted Accounts Receivable as to which a Receivable Shortfall has been recovered shall be paid by Buyer into the Primary Escrow Fund.

      SECTION 2.5. BUYER'S ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Seller included in the Assumed Liabilities.

      SECTION 2.6. CLOSING. The Closing shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer's counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Seller's counsel, Muldoon Murphy Faucette & Aguggia LLP in Washington, D.C. on the date hereof or at such other time and location as the parties hereto shall agree in writing.

      SECTION 2.7. DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets. Seller shall deliver to Buyer:

      (a) The Escrow Agreement fully executed by Seller and Escrow Agent;

      (b) An opinion of Seller's counsel, dated the Closing Date, to the effect and substantially in the form of Exhibit B to this Agreement;

      (c) Evidence of authorization to change Seller's name, and documents sufficient to effectuate such change and to convey all rights in the names "EastPoint," "EastPoint Technologies" and "EastPoint.com" to Buyer;

      (d) Bill of Sale in the form of Exhibit C; and execute and deliver to Buyer such assignments and other instruments of transfer as Buyer and its counsel may reasonably request, and with such consents to the conveyance, transfer and assignment thereof as may be reasonably necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets and to vest in Buyer the title specified in this Section and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

            (i) the transfer of all registered Proprietary Rights of Seller (as such term is defined in Section 3.14 hereof) and applications therefor; and

            (ii) the consents listed on Schedule 3.3;

      (e) Releases of all Liens (other than Permitted Liens) on the Purchased Assets;

      (f) Assignments of Lease with respect to the Leases (the "Lease Assignments"), in substantially the form attached hereto as Exhibit D, fully executed by Seller;

      (g) Good Standing Certificates of recent date for Seller from the Secretary of State of the States of Delaware and New Hampshire;

      (h) A Managers' Certificate with respect to certain organizational matters of Seller, in form and substance reasonably satisfactory to Buyer;

      (i) A Non-Competition Agreement in the form attached hereto as Exhibit E, fully executed by certain Members, as agreed upon by the parties (the "Non-Competition Agreement"); and

      (j) Evidence of the amendment to Seller's limited liability company agreement, pursuant to which each Member's right to receive source code for any of Seller's software upon dissolution or liquidation of Seller or in any other circumstance is terminated.

      Simultaneously with the delivery referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets. In connection with Closing, Buyer is requiring that all employees of Seller who Buyer is hiring enter into Buyer's standard form of NDA/invention assignment agreement in the form of Exhibit F.

      SECTION 2.8. DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller:

      (a) The Escrow Agreement fully executed by Buyer;

      (b) Assumption Agreement in the form attached hereto as Exhibit G, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

      (c) The Lease Assignments, fully executed by Buyer;

      (d) In accordance with Section 2.2(a) of this Agreement, Buyer shall deliver to Seller an amount equal to $5,750,000, constituting the cash portion of the Purchase Price;

      (e) In accordance with Sections 2.2(b) and (c) of this Agreement, Buyer shall deliver to the Escrow Agent the Primary Escrow Funds and the Contingency Escrow Funds;

      (f) Good Standing Certificates of recent date for Buyer from the Secretary of State of the State of Delaware; and

      (g) An Officer's Certificate with respect to certain authorization organizational matters of Buyer, in form and substance reasonably satisfactory to Seller.

      At or prior to Closing, Buyer shall cooperate with Seller and take or cause to be taken all such actions as Seller may reasonably request and as are customary in order to put Buyer in operating control of the Business and the Purchased Assets.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as of the Closing Date (or such other date as is expressly set forth below) as follows:

      SECTION 3.1. ORGANIZATION AND POWER. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Seller has full power and authority to own its properties and conduct the Business. Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

      SECTION 3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of Seller (including, without limitation, its managers and members). This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree statute, ordinance, rule or regulation applicable to the Business or the Purchased Assets, or any permit, license or approval of any Governmental Entity,
(b) conflict with any provision of Seller's certificate of formation or limited liability company agreement, (c) subject to obtaining the consents set forth on
Schedule 3.3, result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, license, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (d) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person.

      SECTION 3.4. TITLE TO PURCHASED ASSETS. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 ("Permitted Liens"). No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein. The Purchased Assets constitute all assets, rights and properties used by Seller to operate, or necessary to operate the Business as operated by Seller prior to Closing. No member, manager or other Related Person of Seller owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Seller.

      SECTION 3.5. CONDITION OF PURCHASED ASSETS. All of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Seller.

      SECTION 3.6. FINANCIAL STATEMENTS. Seller has delivered to Buyer financial information respecting Seller (the "Financial Statements"), as follows: (i) the Reference Date Balance Sheet, a copy of which is attached hereto as Schedule 3.6; (ii) unaudited profit and loss statements of Seller for the 5 months ended as of the Reference Date; (iii) audited balance sheet for Seller as of December 31, 2003; and (iv) audited profit and loss statements for Seller for the fiscal year ended December 31, 2003. The Financial Statements were prepared by Seller in accordance with GAAP consistently applied and fairly present the financial position and results of operations of Seller for the periods then ended and the financial position of Seller at the dates thereof. Except as set forth on
Schedule 3.6, Seller's books of account are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of Seller, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

      SECTION 3.7. ACCOUNTS RECEIVABLE; CREDITS. Except as set forth on Schedule 3.6, the Accounts Receivable recorded on the books of Seller, less a bad debt reserve in the amount of $33,301 (which was determined on a basis consistent with Seller's prior accounting practices) are bona fide and good, and are collectible in the amounts shown on the books of account of Seller. Except as set forth on Schedule 3.7, no Account Receivable has been released by Seller, in whole or in part, so as to reduce its value by more than $10,000. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date.

      SECTION 3.8. PRE-BILL. Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with Seller's prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

      SECTION 3.9. LITIGATION. There is no suit, action or proceeding pending against or, to Seller's Knowledge, affecting Seller, or the members, managers or employees of Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor to Seller's Knowledge, is there any such suit, action or proceeding threatened against Seller, or any member, manager or employee of Seller. Seller is not subject to any order of a Governmental Entity issued as a result of a suit, action, proceeding or investigation.

      SECTION 3.10. COMPLIANCE WITH LAW. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations in all material respects.

      SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. Seller does not have any liabilities or obligations, either accrued, contingent or otherwise, which are not reflected in (i) the Reference Date Balance Sheet or (ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

      SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.12, since the Reference Date, neither Seller nor the Business has or will have as of the Closing:

      (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

      (b) suffered any damage, destruction or loss, whether or not covered by insurance, adversely affecting any material portion of its properties or the Business;

      (c) other than in the ordinary course of business consistent with prior practice, declared or made or agreed to declare or make any distributions of any assets of any kind whatsoever, including without limitation any distribution of cash to members;

      (d) mortgaged, pledged, hypothecated or otherwise encumbered any of the Purchased Assets;

      (e) sold or transferred any of its assets, property or rights, or canceled or agreed to cancel any of its debts or claims, except for fair value and in the ordinary course of business;

      (f) suffered any adverse change with respect to its relationships with customers or employees, or with respect to its contracts with customers which has had or could reasonably be expected to have a Material Adverse Effect;

      (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any material labor dispute;

      (h) materially increased the amount of its indebtedness, obligations or liabilities by more than Five Thousand Dollars ($5,000) in the aggregate;

      (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

      (j) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms or payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

      (k) made any change in the accounting practices or methods followed by it;

      (l) engaged in any restructuring or changed its constitutive documents; or

      (m) entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect.

      SECTION 3.13. CONTRACTS. Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Seller, other than the Proprietary Agreements (which are listed on Schedule 3.14) and other than any agreement involving solely the payment or receipt of money by Seller and involving (and expected to involve for future periods) less than $20,000 of payments or receipts in any one year (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. Neither Seller nor, to Seller's Knowledge, the other parties to such Contracts, arrangements and understandings are in material default thereof and all Contracts are valid and in effect, except as may be limited by bankruptcy and principles of equity. No customer, supplier or vendor of Seller has given any notice or, to Seller's Knowledge, made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with Seller, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with Seller or to refuse to renew any Contract when it expires.

      SECTION 3.14. INTELLECTUAL PROPERTY.

      (a) Except as set forth on Schedule 3.14(a), Seller either owns or possesses the perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by Seller in connection with the Business or related to any Purchased Asset, including, without limitation, the EastPoint Enterprise Banking System and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the proprietary computer software and programs known as the EastPoint Enterprise Banking System (collectively, the "EastPoint Software"), reference manuals, CD-ROMs and other materials and products published, marketed or licensed by Seller (collectively, the "Products"), all of which are in good standing and uncontested and free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Related Person.

      (b) Except as set forth on Schedule 3.14(b), Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the Knowledge of Seller, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Except as set forth on
Schedule 3.14(b), no such Proprietary Rights infringe or violate any Proprietary Rights of any Person. Seller has taken all actions reasonably necessary to maintain and protect those Proprietary Rights which it owns or uses or have been licensed to Seller.

      (c) Schedule 3.14(c) contains a list of all contracts, agreements, commitments or licenses relating to the Proprietary Rights or the Products to which Seller is a party or by which it is bound, including, without limitation, all license agreements (including, without limitation, all forms of "shrink wrap" or "click wrap" and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the "Proprietary Rights Agreements"). The Proprietary Rights Agreements include all such contracts, agreements, commitments or licenses to which Seller is a party or by which it is bound related to Seller's Proprietary Rights. Seller has delivered or made available to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To Seller's Knowledge all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To Seller's Knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights Agreement has given Seller written notice of or made a claim with respect to, and Seller has no Knowledge of, any material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to Seller or reserved under any Proprietary Rights Agreement has been assigned by Seller or anticipated and no amount payable to Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to Seller's Knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement.

      (d) Except as set forth on Schedule 3.14(d), Seller has the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means. No Person other than Seller may manufacture, develop, publish, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent and Seller owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors of Seller, holds any proprietary rights with respect to such Products. Each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Seller.

      (e) Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or sold by Seller, including, without limitation, the EastPoint Software, with all such software owned by Seller designated by an asterisk (*) (the "Company Software"), as well as a description of any instructions or sequences of instructions, in whatever form embodied, which are included in any of the Company Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Company Software to be sold, licensed, updated, enhanced or modified or integrated with the software by Seller, together with true and correct copies of all contracts between or among Seller, on the one hand, and any author or licensor of the software, on the other hand.

      (f) There has been no publication or public distribution by Seller of any of the source codes of any of the Company Software that would in any way affect the right of Seller to seek copyright protection for the Company Software.
Schedule 3.14(f) contains true and correct copies of each form of license agreement which has been used by Seller, in connection with the marketing, license and distribution of the Company Software. Each end user of the Company Software has either signed a license agreement or has acquired the Company Software pursuant to a so-called "shrink wrap" or "click wrap" license with Seller. With respect to any contracts pertaining to the Company Software entered into by Seller, Seller has licensed the Company Software and not sold it, thus retaining ownership of the Company Software. Seller has no Knowledge of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Company Software, or of any efforts, omissions or failures to perform. There are no bugs in any of the Company Software reasonably detectable with normal use, and the EastPoint Software functions in accordance with the specifications provided to Buyer and attached as part of Schedule 3.14(f).

      (g) Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, wholly or partially owned, licensed held or used by Seller or in the conduct of the Business.

      (h) For purposes hereof, "Proprietary Rights" shall mean know-how, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

      SECTION 3.15. REAL PROPERTY. Seller has delivered to Buyer a true, correct and complete copy of the Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). The Leases are legal, valid, binding, enforceable against Seller and in full force and effect and represent the entire agreement between the landlords thereunder and Seller with respect to the property subject thereto. To Seller's Knowledge, nothing impairs Seller's ability to enforce its rights under the Leases against the landlords. Seller has not received any notice of a breach or default under any of the Leases, and

Seller has not granted to any other Person any rights, adverse or otherwise, under any of the Leases. Neither Seller nor (to the Knowledge of Seller) any other party to the Leases, is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under the Leases. The rental set forth in the Leases is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

      SECTION 3.16. ENVIRONMENTAL MATTERS. Seller is not now and has not been in the past in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety and to Seller's Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by Seller or, to the Knowledge of Seller, by any other Person on the Real Property. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

      SECTION 3.17. LABOR; ERISA. (a) Except as set forth on Schedule 3.17, Seller is not, and, as of the Closing Date will not be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity. Seller has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, workers' compensation, Social Security, payroll, withholding and similar Taxes, and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws.
Schedule 3.17 attached hereto contains a list of all persons employed by Seller at the Closing Date with their respective current salaries, any commission compensation received during the last twelve (12) months and a description of all benefits provided by Seller to its employees. No employee of Seller has given any notice or, to Seller's Knowledge, made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Seller or indicated an intention not to accept employment with Buyer, if employment is offered. At the Closing Date, all employees are terminable at will by Seller and will be free of all employment obligations to Seller and all non-competition and confidentiality covenants in favor of Seller and will be free to become employees of Buyer, if Buyer so desires.

      (b) Schedule 3.17 lists of all "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other plans pursuant to which Seller has any continuing obligation to provide benefits (including without limitation, equity, deferred compensation, severance, retirement, and medical or life insurance) to any present or former employee, or any beneficiary thereof. Seller has furnished Buyer with a complete and accurate copy of each such plan. No such plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee, and Seller does not and has not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)).

      SECTION 3.18. TAXES.

      (a) Seller has prepared and filed or caused to be prepared and filed, all federal, state, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns ("Returns") relating to any and all Taxes concerning or attributable to Seller, the Purchased Assets or the Business which Seller is required to file on or before the Closing and such Returns were true and accurate and were completed in substantial compliance with applicable laws and regulations when filed.

      (b) Seller has (i) paid all Taxes it is required to pay and (ii) withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller.

      (c) No audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

      (d) Seller does not have any liabilities for unpaid Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and to Seller's Knowledge, there is no basis for the assertion of any such liability attributable to Seller, the Purchased Assets or the Business.

      (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of law.

      SECTION 3.19. CAPITALIZATION; RELATIONSHIPS WITH RELATED PERSONS. (a)
Schedule 3.19 sets forth a list of all of the members of Seller, and other than the membership interests of Seller set forth on such Schedule 3.19, there are no outstanding membership interests or other equity securities or rights to acquire equity securities of Seller.

      (b) Except as set forth on Schedule 3.19, no member, no manager and no other Related Person of Seller or of any member or manager has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller, its members and managers nor any Related Person of Seller, is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a "Competing Business") in any market presently served by Seller. No member, manager or other Related Person of Seller is a party to any Proprietary Agreement or Contract.

      SECTION 3.20. BROKERS. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller in connection with the transactions contemplated by this Agreement.

      SECTION 3.21. INSURANCE. Schedule 3.21 lists all policies of insurance and bonds covering the assets and operations of Seller as of the date hereof. All of such insurance policies and bonds covering Seller and the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Seller. Seller has not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business.

      SECTION 3.22. POWERS OF ATTORNEY. Seller has not granted to any Person a power of attorney to act on behalf of Seller in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers or managers of Seller.

      SECTION 3.23. DEBT. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of Seller other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

      SECTION 3.24. SOLVENCY. (a) To Seller's Knowledge, Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets.

      (b) To Seller's Knowledge, immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

      SECTION 3.25. STATEMENTS NOT MISLEADING. Seller has disclosed all facts, events or transactions which are specific to Seller (as opposed to general regulators, economic, industry or market information) and material to the Purchased Assets and the Business and which a reasonable and prudent buyer of the Purchased Assets of the Business would consider material.

No representation or warranty of Seller or document furnished by Seller hereunder is false or inaccurate in any material respect or contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading, when such representations, warranties and documents are taken as a whole.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

      SECTION 4.1. ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

      SECTION 4.2. AUTHORIZATION; SHARES DULY ISSUED. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 4.3. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's certificate of incorporation or by-laws, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or (d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

      SECTION 4.4. BROKERS' FEES. The Buyer has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      SECTION 4.5. LITIGATION AND CLAIMS. There is no litigation, action, suit, investigation or proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer which would materially impact the Buyer's ability to consummate the transaction.

      SECTION 4.6. REGULATORY APPROVALS. The Buyer has no knowledge of any fact or condition that will prevent the Buyer from obtaining any of the necessary approvals to consummate the transactions contemplated by this Agreement.

      SECTION 4.7. CONSUMMATION OF TRANSACTION. There is not in effect any statute, rule or regulation which makes it illegal for Buyer to consummate the transactions contemplated hereby or any order, decree or judgment which enjoins Buyer from consummating the transactions contemplated hereby or which requires any material part of the Business or Purchased Assets to be held separate or divested.

      SECTION 4.8. LICENSES AND PERMITS. Buyer has obtained all permits, licenses and other governmental and official authorizations and approvals necessary for Buyer to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1. FURTHER ASSURANCES. (a) Seller will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall take or shall cause to be taken such other reasonable actions as Buyer may request more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, and if at the Closing Buyer shall have waived its right to receive at the Closing such consent, Seller shall thereafter be obligated to use its reasonable best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

      (b) Each of the parties shall use all reasonable efforts to not take any action, or enter into any transaction, which would cause any of the representations or warranties of such party contained in this Agreement to be untrue or would result in a breach of any covenant made by it in this Agreement.

      SECTION 5.2. COVENANTS NOT TO COMPETE.

      (a) Non-Competition. For the Non-Compete Period (as that term is defined below), Seller shall not, directly or indirectly, anywhere in the world (the "Territory") engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the Business (together, the "Competitive Activities"), or in the design, development, manufacture, distribution, marketing, licensing or selling of products, services or systems which are competitive with the products, services or systems being sold, marketed or produced by, or which are under development by, Buyer or an affiliate thereof at the time of the Closing or during the Non-Compete Period. Seller shall not own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the activities prohibited by this Section 5.2.

      (b) Limitation on Covenant. Ownership by Seller, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2.

      (c) Employees. For a period of three (3) years from the Closing Date, Seller shall not, either on its own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, entice away or attempt to employ, solicit or entice away from Buyer or any affiliate of Buyer any person who at the date hereof is, or at the date of or within the year preceding such employment, solicitation, enticement or attempt shall have been, an officer, director, consultant or employee of Buyer or any affiliate of Buyer.

      (d) Confidentiality. Seller will not at any time hereafter make use of or disclose or divulge to any Person (other than to officers or employees of Buyer whose province it is to know the same) any information (other than any information properly available to the public) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information. Notwithstanding the foregoing, in the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, Seller will notify the Buyer, if permitted by law, promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this 5.2(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, Seller may disclose such information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate. Seller acknowledges that the Purchased Assets include trade secrets which Buyer has purchased and which Seller is forever restricted from using or disclosing. If, in connection with the business or affairs of Seller, Seller shall have obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure by Seller, Seller will not at any time infringe such restrictions.

      (e) Injunctive Relief. Seller acknowledges that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations. Therefore, in the event of a violation of Section 5.2 by Seller, Seller agrees that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation. Seller acknowledges that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Glastonbury, Connecticut, and, therefore, Seller does hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer's election, and Seller hereby waives any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against Seller.

      (f) Severability. The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period. Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of
Section 5.2(a), 5.2(c) and 5.2(d), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

      (g) Acknowledgment. Seller acknowledges that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

      (h) Seller's Non-Compete Period.

            (i) With respect to Seller, the Non-Compete Period shall be three
      (3) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

            (ii) If ordered by a court of competent jurisdiction, the Non-Compete Period for Seller shall be one of the following periods of time:

                  (A) two (2) years and six (6) months from the Closing Date;

                  (B) two (2) years from the Closing Date;

                  (C) one (1) year and six (6) months from the Closing Date;

                  (D) one (1) year from the Closing Date; or

                  (E) six (6) months from the Closing Date.

      SECTION 5.3. USE OF NAMES. From and after the Closing Date, Seller shall cease to use the names EastPoint, EastPoint Technologies, EastPoint.com or any similar name and, as indicated in Section 2.5(c), shall change its name at Closing.

      SECTION 5.4. PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

      SECTION 5.5. TRANSFER OF GOODWILL AND BUSINESS. From and after the Closing Date, Seller shall, when requested to do so by Buyer, provide reasonable good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

      SECTION 5.6. EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller, and Seller shall promptly provide Buyer with proof of payment of such Taxes.

      SECTION 5.7. TAXES.

      (a) Continuing Obligation. Seller shall be responsible for and pay or cause to be paid when due all of Seller's Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Returns required to be filed in connection with the Purchased Assets relating or pertaining to periods (or that portion of any periods) ending on or prior to the Closing Date, and such Returns shall be true and correct and completed in substantial compliance with applicable laws and regulations.

      (b) Tax Elections. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made by Seller after the date of this Agreement without the prior written consent of Buyer, not to be unreasonably withheld.

      (c) Cooperation and Records Retention. Seller and Buyer shall each (i) provide the others with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the others with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the others for any period. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      SECTION 5.8. EMPLOYMENT MATTERS. Seller will terminate, effective upon Closing, the employment of all employees of the Business whom Buyer has indicated a desire to employ, and Seller shall pay all compensation or other money due to such employees with respect to their employment and termination by Seller through and including the Closing Date. Seller shall cooperate with Buyer in Buyer's efforts to hire such employees as Buyer deems desirable for the continuation of the Business, and Seller shall, and hereby does, release those employees who accept employment with Buyer from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to become employed by Buyer.

      SECTION 5.9. MEMBERS HAVE NO LIABILITY UNDER THE AGREEMENT. Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges that none of the members of Seller as of the date of this Agreement (each of which is individually referred to herein as a "Member" and all of which are collectively referred to herein as "Members") is a party to this Agreement, and therefore no such Member shall have liability or obligation pursuant to this Agreement.

      SECTION 5.10. CONTINUING AVAILABILITY AND USAGE OF SERVICES; CONTINGENT PAYMENT.

      (a) Buyer shall continue to provide for a period of 3 years from the Closing Date, the core data processing system and services currently provided by Seller to any Member who requests such continuation. Buyer shall make available to each such Member, Buyer's core data processing system and services in accordance with Schedule 5.10(a).

      (b) One of the customer agreements that Seller is assigning to Buyer and that Buyer is assuming from Seller is the agreement (the "Specified Customer Agreement") with the customer listed on Schedule 5.10(b) (the "Specified Customer"). Seller shall be entitled to receive the Contingency Escrow Funds if, and only if, either (i) the Specified Customer continues as a customer of Buyer, using the core data processing system acquired by Buyer from Seller and related services pursuant to the Specified Customer Agreement at least through the second anniversary of the Closing Date (the "Second Anniversary") and the Specified Customer remains, at all times through the Second Anniversary, or (ii) prior to the Second Anniversary, the Specified Customer enters into a new agreement with Buyer (the "Replacement Agreement") pursuant to which the Specified Customer converts from Seller's core data processing system and services to Buyer's core data processing system and services, and such Replacement Agreement has an initial term that runs at least through the Second Anniversary. If Seller is not entitled to receive the Contingency Escrow Funds pursuant to the preceding sentence, then Buyer shall instead receive the Contingency Escrow Funds. If at time prior to the satisfaction of either condition set forth in clauses (i) and (ii) above, the Specified Customer ceases to be a customer of Buyer under an agreement assumed by Buyer from Seller or under a Replacement

Agreement, such that the conditions set forth above will not be satisfied, then Buyer shall at such time be entitled to recover the Contingency Escrow Funds, without the requirement that Buyer wait until the Second Anniversary to recover the Contingency Escrow Funds. Seller shall be entitled to recover the Contingency Escrow Funds within 30 days of the satisfaction of either condition set forth in clauses (i) and (ii) above. The procedures set forth in Sections 6.8(b) and (c) with respect to Buyer's assertion of claims against the Primary Escrow Funds for indemnity claims shall apply as well to any claim by Buyer for recovery of the Contingency Escrow Funds under this Section 5.10(b). Buyer shall assert any claim for recovery of the Contingency Escrow Funds within 30 days of the Second Anniversary.

      SECTION 5.11. USE OF PROCEEDS. Seller agrees that any and all of Seller's expenses and employment related payments (including severance payments but excluding ordinary payroll) to be paid by Seller in connection with the transactions contemplated by this Agreement shall be paid by Seller from the cash portion of the Purchase Price and not with cash on hand prior to Closing.

                                    ARTICLE 6

                                 INDEMNIFICATION

      SECTION 6.1. INDEMNIFIED LOSSES. For the purpose of this Article 6 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

      SECTION 6.2. INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

      (a) any breach by Seller of any representation or warranty of Seller made herein or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

      (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

      (c) any liability or obligation of Seller or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date;

      (d) any noncompliance with or claims arising under bulk sales or fraudulent conveyance laws with respect to the transactions contemplated by this Agreement; and

      (e) as provided in Section 6.4 hereof.

Notwithstanding anything to the contrary set forth in this Section 6.2, Buyer shall not be entitled to indemnification for its own negligence or misconduct, unless the same represents a continuation of conduct on practices engaged in by Seller with respect to the Business.

      SECTION 6.3. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 6, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from:

      (a) any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (c) the Assumed Liabilities; and

      (d) as provided in Section 6.5 hereof.

Notwithstanding anything to the contrary set forth in this Section 6.3, Seller shall not be entitled to indemnification for its own negligence or misconduct.

      SECTION 6.4. THIRD PARTY CLAIMS AGAINST BUYER. Subject to the limitations set forth in this Article 6, Seller further agrees to indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to Seller, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by Seller prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.5. THIRD PARTY CLAIMS AGAINST SELLER. Subject to the limitations set forth in this Article 6, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 6.6. PROCEDURES. All claims for indemnification by a party pursuant to this Article 6 arising from any action, suit or proceeding relating to a third party claim shall be made in accordance with the provisions of this
Section 6.6. The party entitled to indemnification under this Article 6 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought (a "Claim Notice"); provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused solely by or arising out of such delay. If known to the Indemnified Person, any Claim Notice shall include (i) a summary description of the facts upon which such claim is based and shall specify the estimated amount of the Losses thereof and, (ii) if liquidated and known, the amount which is payable to the Indemnified Person pursuant to this
Article 6. In connection with the Indemnifying Person's evaluation of any Claim Notice, the Indemnified Person shall, at the Indemnifying Person's expense, provide the Indemnifying Person with reasonable access to the necessary books and records (or extracts thereof) of the Indemnified Person and, subject to the implementation of reasonable procedures to protect the confidentiality of such information, supply such factual and technical information as the Indemnifying Person may reasonably require in connection with the evaluation of such Claim Notice. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, (ii) the third party seeks monetary damages only, and (iii) the Indemnifying Person must conduct the defense of a third person claim actively and diligently thereafter to preserve its rights in this regard. If the Indemnifying Person chooses to assume the defense of a third person claim, the Indemnified Person shall reasonably cooperate in the defense of or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information (or extracts therefrom) that are reasonably relevant to such third person claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

      SECTION 6.7. LIMITATIONS ON INDEMNIFICATION BY SELLER. Notwithstanding any other provision of this Article 6, Seller shall not be liable to Buyer under
Section 6.2(a) for breach of representations and warranties (a) until the total of all Losses with respect to such matters exceeds $70,000 (the "Threshold"), after which Seller shall be liable for all Losses back to dollar one, so that such amount is a threshold and not a deductible, and (b) for Losses in excess of $7,000,000 (the "Cap").

      SECTION 6.8. SET-OFF. (a) Buyer shall be entitled to a set-off against the Primary Escrow Funds for any amounts payable to Buyer pursuant to this Article 6 (a "Claimed Set-Off"). Nothing in this Section 6.8 shall be construed or interpreted as a limitation on Buyer's right to indemnification in accordance with this Article 6.

      (b) Buyer shall give Seller written notice of any Claimed Set-Off. Seller shall have fifteen (15) days from the date of Buyer's written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Primary Escrow Funds (an "Escrow Claim"). If Seller does not timely object to an Escrow Claim, Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Primary Escrow Funds equivalent to the Claimed Set-Off, which written notice Seller hereby acknowledge to be sufficient to authorize the Escrow Agent to release the Primary Escrow Funds as directed by Buyer.

      (c) If Seller does timely object to a Claimed Set-Off, the Escrow Agent shall not release any portion of the Primary Escrow Funds to Buyer until the Escrow Agent receives instructions which are signed by Buyer and one of Seller, or until the dispute has been definitively resolved by court proceedings. If Seller does timely object and Seller and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off. If Seller objects to a Claimed Set-Off, or during the pendency of Seller's fifteen (15) day notice period, Buyer may require the Escrow Agent to retain a portion of the Primary Escrow Funds to cover an Escrow Claim by giving the Escrow Agent unilateral written notice to retain said portion of the Primary Escrow Funds, which written notice Seller hereby acknowledges to be sufficient to authorize the Escrow Agent to retain said portion of the Primary Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release that portion of the Primary Escrow Funds to Seller in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and one of Seller, or until the dispute has been definitively resolved by court proceedings.

      SECTION 6.9. SURVIVAL. All representations and warranties made by Seller and Buyer herein, or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of two (2) years following the Closing Date.

      SECTION 6.10. EXCLUSIVE REMEDY. The provisions of this Article 6 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this

Article 6, provided however that the provisions of this Article 6 shall not limit the rights or remedies of Buyer with respect to the breach of Sections 5.2 or 5.3.

                                    ARTICLE 7

                                  MISCELLANEOUS

      SECTION 7.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

      To Buyer:

          EP Acquisition Corp.
          300 Winding Brook Drive
          Glastonbury, CT 06033
          Attention: Chief Financial Officer

      With a copy to:

          Thomas N. Tartaro, Esq.
          Vice President & General Counsel
          Open Solutions Inc.
          300 Winding Brook Drive
          Glastonbury, CT 06033

      To Seller:

          Michael Daly
          Chairman, EastPoint Technologies, LLC.
          c/o Berkshire Hills Bancorp, Inc.
          Berkshire Hills Bancorp, Inc.
          24 North Street
          Pittsfield, Massachusetts 01201

          With a copy to:

          Lawrence M. F. Spaccasi, Esq.
          Muldoon Murphy Faucette & Aguggia LLP
          5101 Wisconsin Avenue, NW
          Washington, DC 20016

      SECTION 7.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

      SECTION 7.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 7.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that Seller may not assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by Seller without the prior written consent of Buyer shall be void and of no force or effect.

      SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

      SECTION 7.6. SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

      SECTION 7.7. AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

      SECTION 7.8. WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

      SECTION 7.9 PRESS RELEASE. Seller shall not make any public announcement or issue any press release relating to this Agreement or any related agreements or transactions contemplated hereby or thereby unless Seller has obtained Buyer's prior consent with respect to such public announcement or press release, provided however, that nothing herein shall prevent Seller from making any disclosure required by law.

      SECTION 7.10 LIABILITY FOR FAILURE TO OBTAIN THIRD PARTY CONSENTS. Buyer and Seller hereby agree to bear all of their own liabilities, costs, damages and expenses arising out of or related to the failure of Seller to obtain any required third party consents specified in Schedule 3.3.

      SECTION 7.11 ACKNOWLEDGEMENT. Buyer hereby acknowledges that Seller may liquidate and dissolve at any time following the Closing. The parties hereby agree that upon any such dissolution, (i) any and all correspondence, notices and other communications to be sent to Seller pursuant to this Agreement or any other agreement executed in connection herewith, and (ii) any and all consents, notices, and other communications to be sent by or obtained from Seller pursuant to this Agreement or any other agreement executed in connection herewith, shall be deemed sent to Seller or received from Seller, as applicable, when sent to or received from Michael Daly, c/o Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.

  [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK; THE NEXT SUCCEEDING
                           PAGE IS A SIGNATURE PAGE.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

EASTPOINT TECHNOLOGIES, LLC                   EP ACQUISITION CORP.

By: /s/ Danny Jett                            By: /s/ Carl Blandino
   ---------------------------------             -------------------------------
   Name: Danny Jett                              Name: Carl Blandino
   Title: Chief Executive Officer                Title: Secretary

                                Omitted Schedules

      Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the Asset Purchase Agreement, dated as of June 18, 2004, between Eastpoint Technologies, LLC and EP Acquisition Corp., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.